ACCEPTANCE OF APPOINTMENT




I, James D. Haggard, having been appointed the treasurer of AutoFund Servicing, Inc. (the corporation) do hereby accept said position.





     I understand that pursuant to the bylaws of this corporation the treasurer shall:

                  Manage   and  be   responsible   for  the   finances   of  the
                  corporation's business affairs,
                  Be responsible to pay all corporate debts, Maintain accurate financial records for the corporation.














Dated as of July 11, 2000.


                                                     /s/  James D. Haggard
                                                     ---------------------------
                                                     James D. Haggard, Treasurer